Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) made as of February 24, 2017 by and between Bedi Ajay Singh (“Employee,” “you” or “your”) and News Corporation (the “Company”).

In consideration of the promises and conditions set forth below, and intending to be legally bound, you and the Company agree as follows:

1. Separation from Employment: You acknowledge that your employment with the Company will end effective as of the close of business on March 1, 2017 (the “Last Day”). You understand and agree that, as of your Last Day, you are no longer eligible for or entitled to any of the benefits that the Company provides its employees, other than as expressly provided for herein. You further acknowledge and agree that as of your Last Day, you shall have no authority to bind the Company or any of the Company’s affiliates in any capacity, and you will not represent to anyone that you have such authority, unless you receive express, prior written authority from an authorized Company representative to do so. As of your Last Day, you further agree to submit resignations from all Company and Company affiliate committees and boards on which you sit. Effective as of the Last Day, the Employment Agreement among you, the Company and NC Transaction, Inc., dated March 9, 2016 (the “Employment Agreement”) is terminated and neither you nor the Company shall have any obligations thereunder except as specifically provided therein.

2. Special Severance Benefits: If you sign this Agreement, do not timely revoke it, and comply with its terms, the Company will provide you (or, in the event of your death, your estate) with the following special severance benefits:

(a) Through June 30, 2019, the Company will continue to pay you your gross base salary (annual rate of $1,300,000) in bi-weekly installments, less tax withholding and other deductions required by law, in accordance with the Company’s regular payroll practices;

(b) No earlier than September 15, 2017 and no later than September 30, 2017, the Company will pay to you a lump-sum payment in the gross amount $2,000,000 less tax withholding and other deductions required by law, in accordance with the Company’s regular payroll practices, representing your fiscal year 2017 annual bonus;

(c) No earlier than September 15, 2018 and no later than September 30, 2018, the Company will pay to you a lump-sum payment in the gross amount of $2,000,000 less tax withholding and other deductions required by law, in accordance with the Company’s regular payroll practices, representing your fiscal year 2018 annual bonus;

(d) No earlier than September 15, 2019 and no later than September 30, 2019, the Company will pay to you a lump-sum payment in the gross amount of $2,000,000 less tax withholding and other deductions required by law, in accordance with the Company’s regular payroll practices, representing your fiscal year 2019 annual bonus;

(e) The grants of the Fiscal 2015-2017 Performance Stock Unit Award, the Fiscal 2016-2018 Performance Stock Unit Award and the Fiscal 2017-2019 Performance Stock Unit Award granted under the News Corporation 2013 Long Term Incentive Plan (the “Plan”) will continue to vest subject to the terms and conditions of the Plan and the applicable grant agreement. No earlier than September 15, 2017 or no later than September 30, 2017, on or about August 15, 2018 and on or about

August 15, 2019, respectively, the Company will pay to you in the normal manner, the payout earned from these awards, if any. All grants and/or awards (other than the FY2015-2017 Performance Stock Award, the FY2016-2018 Performance Stock Award and the Fiscal 2017-2019 Performance Stock Award) will be cancelled with no further payment to be made by the Company. Any vesting of awards and/or payments under this Section 2(e) will continue to be subject to the News Corporation Claw Back policies. You will not receive any additional grants of equity including Performance Stock Units;

(f) The Company will continue to provide you with medical, dental and vision coverage through June 30, 2019 and the Company will pay premiums for such coverage (less your employee contributions), through such date. The value of such premiums shall be imputed to you for tax purposes, and such coverage shall be “alternative coverage” for purposes of “COBRA”;

(g) The Company-sponsored basic life insurance, accidental death and dismemberment, and long-term disability policies covering you may be converted into personal policies. The Company will work with the insurance carriers to have these policies assigned to you and will pay the premiums thereon through June 30, 2019.

(h) You also have elected to purchase a supplemental life insurance policy with a current premium of $7,109 per year. If you elect to continue this coverage, the Company will work with the insurance carrier to have this policy assigned to you and will pay the premiums thereon in excess of $7,109 per year through June 30, 2019.

(i) In light of the fact that you will no longer be eligible to actively participate in Company-sponsored retirement plans after your Last Day, the Company will pay you $132,000 no earlier than September 30, 2017 and $181,500 on or about each of September 30, 2018 and September 30, 2019, in each case, less tax withholding and other deductions required by law.

(j) You will continue to receive a monthly car allowance of $1,200 through June 30, 2019, less tax withholding and other deductions required by law;

(k) Promptly following your Last Day, the Company will pay you for 6 weeks of unused vacation time;

(l) The Company will directly pay the reasonable costs of packing and shipping your household goods from your current residence to the Los Angeles, California metropolitan area that you incur within twelve (12) months following your Last Day. The payments under this Section 2(l) shall be made no later than March 15, 2018 and are subject to tax withholdings and other deductions required by law.

(m) The Company will reimburse you for the reasonable attorneys’ and tax advisory fees you incur in connection with the negotiation and execution of this Agreement, subject to a maximum reimbursement of $15,000.

(n) The Company will provide reasonable outplacement services through the Company’s Human Resources team.

(o) The Company will not contest any claim you may make for unemployment insurance benefits arising out of your employment and the separation from that employment with the Company, though the Company will provide information concerning your receipt of severance if such information is requested by the applicable government agency.

(p) You acknowledge that the special severance benefits stated above include compensation and benefits in addition to what you would otherwise be entitled to receive. The special severance benefits will not become due until on or after Effective Date. You further acknowledge and warrant that, except as explicitly provided in this Agreement, you are entitled to no additional payments of any type, including but not limited to wages, overtime, vacation, commission, bonus, severance, or sick days.

For the avoidance of doubt, in no event shall you be obligated to seek other employment or take any other action by way of mitigation of the payments and benefits payable to you hereunder, and such payments and benefits shall not be reduced by future compensation if you obtain other employment. For the avoidance of doubt, nothing herein shall be deemed to restrict your right to seek or accept employment with any other person or company.

3. Waiver and Release:

(a) Except as set forth in Sections 3(c) and 11 hereof, in exchange for the special enhanced severance benefits promised to you in this Agreement, and as a material inducement for that promise, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Company and/or related persons from any and all claims, rights and liabilities of every kind, whether or not you now know them to exist, which you ever had or may have arising out of your employment with the Company or termination of that employment. This WAIVER and RELEASE includes, but is not limited to, any claim for unlawful discrimination and/or retaliation under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, 42 U.S.C. § 1981, the New York State Executive Law, the New York City Administrative Code, any California state or local law, and any violation of any other federal, state or local constitution, statute, rule, regulation or ordinance, or for breach of contract, wrongful discharge, tort or other civil wrong. To the fullest extent permitted by law, you PROMISE NOT TO SUE or bring any charges, complaints or lawsuits related to the claims you are waiving by this Agreement against the Company and/or related persons in the future, individually or as a member of a class, and you will immediately withdraw with prejudice any such charges, complaints and lawsuits that you began before signing this Agreement. Nothing in this Agreement shall limit or restrict your right under the ADEA to challenge the validity of this Agreement in a court of law or enforce its terms.

(b) You fully understand and agree that, other than the Excepted Claims set forth in Section 3(c), this general release covers all claims of every nature and kind, known or unknown, suspected and unsuspected, vested or contingent, arising out of, or in any way connected with your employment with the Company. You fully understand that the purpose and effect of this Section 3(b) is so that, by this Agreement, you release any and all unknown and unsuspected claims. You expressly accept and assume the risk of the possibility of newly discovered additional or different facts or claims and agree that this Agreement shall be and remain effective notwithstanding such discovery.

(c) Notwithstanding the foregoing, this general release does not cover, and you have not waived or released, claims or rights that you may have against the Company by reason of, pursuant to and/or as otherwise provided by the language of documents related to: (i) indemnification under Section 12 of the Employment Agreement, under the formation documents, charters, bylaws or applicable insurance policies of the Company, or under any other law or statute affording you a right of indemnification, each in accordance with the terms of those documents and applicable law; (ii) vested benefits under the Company’s Pension and Retirement Plan, the Company’s 401(k) Plan, the Company’s Supplemental Executive Retirement Plan or any deferred compensation benefit plan sponsored by the Company in which you participated during your employment; or (iii) enforcing the terms of this Agreement (the “Excluded Claims”).

(d) If this Agreement is violated by the bringing or maintaining of any charges, claims, grievances, or lawsuits contrary to this Section 3, you will pay all costs and expenses of the Company and/or related persons in defending against such charges, claims or actions brought by you or on your behalf, including reasonable attorney’s fees, and will be required to give back, at the Company’s sole discretion, the value of anything paid by the Company in exchange for this Agreement. This Section 3(d), however, will not apply to any claim you may bring to enforce your rights under the ADEA.

(e) As referred to in this Agreement, “the Company and/or related persons” includes, individually and collectively, NC Transaction, Inc., its corporate parents, subsidiaries, affiliates and divisions, their respective successors and assigns, and all of their past and present directors, officers, representatives, shareholders, agents, employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.

(f) This WAIVER, RELEASE and PROMISE NOT TO SUE is binding on you, your heirs, legal representatives and assigns. It does not apply to any claim that may arise under the ADEA after the date that you sign this Agreement.

(g) The release herein extends to all disputes of every nature and kind whether known or unknown, suspected or unsuspected, past or present, and whether or not they arise out of or are attributable to the circumstances of your employment with the Company. You hereby expressly waive any and all rights under Section 1542 of the California Civil Code, which reads in full as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

4. Employee Review Period: You have a period of up to 21 days to review and consider this Agreement. You may choose to accept this Agreement at any point during this 21-day period. The parties mutually agree that any changes or revisions of this Agreement, even if material, will not extend the 21-day period for you to review and consider this Agreement, which is mutually acknowledged to have begun on the first date written above. You are advised to consult with an attorney before you sign this Agreement.

5. Revocation; Effective Date: You have the right to revoke this Agreement within 7 days of signing it. Your notice of revocation must be in writing and addressed and delivered to the attention of Keisha Smith-Jeremie, Chief Human Resources Officer, News Corporation, 1211 Avenue of the Americas, New York, New York 10036, by hand-delivery or by certified mail, return receipt requested, on or before the end of the 7-day period. This Agreement will not be effective or enforceable against the Company until 10 days after it has received your signed copy of this Agreement. That will be the “Effective Date” of this Agreement. If you timely revoke this Agreement, it will not become effective, and you will not receive the special severance benefits.

6. Pension and 401k Benefits: Your signing of this Agreement will have no effect on any rights you have or may have, if any, in the future to collect benefits under a pension plan or 401k plan you may have as a result of your employment with the Company. However, as of the “Last Day”, the Company will no longer make contributions to any pension, 401k or retirement savings plan you may have participated in during your employment.

7. Confidentiality; Non-Disparagement:

(a) You will not disparage, denigrate or defame the Company and/or related persons, or any of their business products or services. The Company agrees not to denigrate, disparage or defame you provided that the Company for this purpose shall mean senior management of the Company. If you should need a reference in the future, you should instruct the potential employer to contact the Company’s human resources department, which will provide a neutral reference in accordance with Company practice, providing only dates of employment, last position held and last salary. This requirement of confidentiality is a material inducement to both you and the Company to enter into this Agreement. This requirement will not prohibit you, the Company, or the senior management of the Company, from providing truthful testimony if required by law, and subject to your obligation to provide the Company prior notice of such legal requirement pursuant to Section 7(b) below. Notwithstanding the foregoing, this requirement will not prohibit you from reporting to any governmental agency or governmental entity information concerning possible violations of law or regulation.

(b) For ten years from the date of this Agreement, you will hold all of the Company’s Confidential Information (as defined below) in strictest confidence, and will not, directly or indirectly, take, publish, use or disclose any of the Company’s Confidential Information at any time after the termination of your employment, for any reason, except as may be required by law, provided that upon learning of any such legal requirement, you promptly provide the Company with written notice to the Company of any such legal requirement in enough time for it to try to obtain an appropriate protective order or other remedy unless you are specifically prohibited from providing notice to the Company by order of a court or government agency. For purposes of this Agreement, the phrase “Confidential Information” means personal information regarding past and present executives of the Company and its affiliates, including their family members, all trade secrets and information on costs, pricing, and materials, supplier information, customer lists and customer information, vendor lists and vendor information, employee lists and employee information, market share reports, customer contract terms and rates, account management, financial information, audit information, research, development, marketing plans, promotion plans, and/or compilations of information that was disclosed to or acquired by you during or in the course of your employment that relates to the business of the Company and is not generally available to the public or generally known in the Company’s industry.

(c) Confidential Information does not include that information: (i) is, at the time of disclosure, in the public domain other than as a result of disclosure (whether by act or omission) by you or by other persons to whom you have disclosed such information; (ii) was available to you without an obligation of confidentiality prior to your employment with the Company; (iii) is independently developed by you having had no access to any Confidential Information and without the use of any such information; or (iv) becomes available to you without an obligation of confidentiality from a source, other than the Company, having the legal right to disclose such information.

(d) You agree that you will not use the Confidential Information for personal gain. In furtherance of this provision, you hereby knowingly and voluntarily assign to the Company any and all rights to publicity concerning any matter relating, directly or indirectly, to your employment by the Company, including, without limitation, any information you may have learned of or concerning the Company’s executives, their families and those of its affiliates. In the event you ever receive any compensation for any publicity, story or other disclosure relating in whole or part to your employment with the Company or regarding information about its executives, their associates, or their family members, all such compensation shall be immediately given over to the Company. You understand and agree that the purpose and effect of this Section 7 is to prevent you from publicizing and/or disclosing any information about the Company, its executives and their family members, and you voluntarily and knowingly consent to these prohibitions and freely assign to the Company any and all right you ever may have to compensation derived out of a violation of any of the provisions contained in this Agreement.

(e) The restrictions and limitations contained in this Section 7 are reasonable as to scope and duration and are necessary to protect the Company’s proprietary interest in its Confidential Information and to preserve for the Company, the competitive advantage derived from maintaining that Information as secret. In the event that any of the restrictions and limitations contained in this Section 7 are deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions of this Section 7 shall be reformed to the maximum time and geographic limitations permitted by applicable law. You shall deal with the Confidential Information strictly in accordance with the terms of this Agreement.

(f) Nothing in this Section 7, or in any other provision of this Agreement, shall be construed to limit you from (i) complying with any valid subpoena or court order (about which you shall provide the Company with prompt notice of the subpoena or court order, a copy of the subpoena or court order, and a transcript of any testimony, all to the maximum extent permitted by applicable law or policy); (ii) cooperating with any government investigation; (iii) voluntarily communicating, without notice to or approval by the Company, with any government agency regarding a potential violation of any law or regulation; or (iv) cooperating with reasonable requests by the Company.

8. Non-Solicitation/Employer Interests. In order to protect the Company’s and the Company’s affiliates’ goodwill with its clients, vendors and employees, and in consideration of the special severance benefits promised to you in this Agreement, you will not, until June 30, 2019, directly or indirectly, either personally or on behalf of any other entity (whether as a director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise), engage in any of the following conduct: (a) solicit or recruit for employment, hire, employ, attempt to employ, engage or attempt to engage as a contractor or consultant any individual employed by the Company or its affiliates as of the date of this Agreement or during the last year of your employment, or entice or suggest to such individual to terminate his or her employment with the Company; or (b) take any action which is intended, or would reasonably be expected to, adversely affect the Company, its affiliates, their respective businesses, reputation, or relationship with their clients, business partners, or vendors.

9. Enforcement. You understand that the Company will have the right to sue you for violation of this Agreement and to collect monetary damages if a court finds that your violation of this Agreement resulted in any monetary loss to the Company and/or its affiliates. You agree that your violation of any of the terms of Sections 7 and 8 of this Agreement will result in irreparable harm and continuing damage to the Company for which monetary damages may not provide an adequate remedy. Therefore, in addition to the Company’s right to sue you for money damages, you agree that the Company shall have the right to apply to a court for a temporary restraining order, and/or temporary or permanent injunction preventing you from violating the provisions of this Agreement. You hereby submit to the jurisdiction of the Supreme Court of the State of New York, and the United States District Court for the Southern District of New York, for the purpose of such enforcement and you waive, and agree not to assert, as a defense in any such action or proceeding, that you were not subject to the personal jurisdiction of any such court or that venue is improper for lack of residence, inconvenient forum or otherwise. You also agree that service of process (the method by which you may be served with any such court papers) may be made upon you by certified mail at your address last known to the Company. The Company may also have other rights and remedies it may have at any time against you, whether by law or under this Agreement. In the event of a breach of this Agreement, you agree to pay any costs and expenses, including reasonable attorneys’ fees, incurred by the Company in attempting to enforce its rights and your obligations under this Agreement.

10. Cooperation. For a period of three (3) years after the termination of your employment, and during all reasonable times thereafter, you will (a) fully cooperate with the Company and its affiliates in providing truthful testimony as a witness or a declarant in connection with any present, future or threatened litigation, administrative or arbitral proceeding involving the Company and/or its affiliates with respect to which you may have relevant information and (b) assist the Company and/or its affiliates during the investigatory and discovery phases (or prior thereto) of any judicial, administrative, internal, arbitral or grievance proceeding involving the Company and/or its affiliates and with respect to which you may have relevant information. The Company will, within thirty (30) days of your producing receipts satisfactory to the Company, reimburse you for any reasonable and necessary expenses incurred by you in connection with such cooperation. In addition, you shall reasonably cooperate with the Company’s requests for information (e.g., director & officer questionnaires).

11. Indemnification. The Company will indemnify and defend you in accordance with the formation documents, charters, bylaws or applicable insurance policies of the Company, and in accordance with any other law or statute affording you a right of indemnification and defense, including but not limited to Section 145 of Title 8 of the Delaware Chancery Code, for any acts or omissions allegedly made by you in good faith in the course of your employment with the Company.

12. Return of Company Property: You represent that as of your Last Day, you will have returned to the Company any property of the Company which you may have in your possession, custody or control, no matter where located, and whether in electronic, paper or other format, including but not limited to, records, files, drawings, documents, models, disks, computers, and other equipment, and you shall not keep and copies or portions thereof, including any material contained on your personal computer which is currently located at your residence, if any, including any files you may have saved or downloaded from the Company’s computer system. Notwithstanding the foregoing, you may retain your Company-issued laptop and phone provided you cooperate with the Company’s IT group to delete permanently any Confidential Information resident on each device. You may also retain a copy of your contacts database and documents of a personal nature, including diaries, calendars and documents related to your compensation, employee benefits, expense reimbursements and personal taxes.

13. No Other Assurances: You acknowledge that in deciding to sign this Agreement you have not relied on any promises, statements, representations or commitments, whether spoken or in writing, made to you by any Company, including without limitation any statements made about this Agreement or the reasons for your employment termination, except for what is expressly stated in this Agreement and the Non-Disclosure Agreement you have previously executed (the “NDA”). This Agreement and your previously executed NDA constitute the entire understandings and agreements between you and the Company, and replace and cancel all previous agreements and commitments, whether spoken or written, in connection with or related to the termination of your employment, offered severance benefits and all other matters described herein.

14. No Claims Representation. You represent and warrant that you are not aware of any factual or legal basis for any legitimate claim that the Company and/or related persons is in violation of any whistleblower, corporate compliance, or other regulatory obligation under international, federal, state or local law, rule or regulation. You represent and warrant that you have not filed, caused another to file, or suggested to another that he or she file any complaint against the Company and/or related persons with any international, federal state or local government agency, including without limitation the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, any state or federal tax authority, or any other agent, agency, department or branch of any government (the “Government”) asserting a claim or claims having any connection with your employment, including without limitation and claims for violations of any securities and/or tax laws, and/or retaliation and you represent and promise that you will not do so at any point in the future, either directly or indirectly. You further represent and warrant that (i) you have not contacted the Government, or caused another or suggested to another that he or she do so, and (ii) informed, or caused another or suggested to another that he or she inform the Government in any way of any alleged violation of law by the Company and/or related persons, including without limitation any alleged violation of any tax or securities law or regulation, and you represent and promise that you will not do so, or cause another, or suggest to another that he or she do so, either directly or indirectly, at any point in the future. You represent and warrant that you have not assigned, sold or in any way transferred any rights or claims you may have against the Company to another. The Company represents and warrants that no executive officer (as defined under U.S. Securities and Exchange Exchanges rules) of the Company or member of the Board of Directors of the Company is aware of any factual or legal basis for any legitimate claim that the Executive is in violation of any whistleblower, corporate compliance, or other regulatory obligation under international, federal, state or local law, rule or regulation.

15. Governing Law; Jurisdiction: This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws principles. Any action arising out of or relating to this Agreement will be brought and prosecuted only in that State. Each of the Company and you hereby consent to the jurisdiction and venue of any courts of or in New York County, New York.

16. Modification in Writing: No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be modified except by written agreement signed by both you and an authorized Company representative.

17. Severability: If any term, provision, covenant or restriction contained in this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental regulatory or administrative agency or authority or arbitration panel to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

18. No Admission of Liability: This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company and/or related persons, or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

19. Re-Execution: On your Last Day, you must sign a copy of this Agreement and not timely revoke it in order for you to receive the special severance benefits set forth above in Section 2.

20. Change in Control. For the avoidance of doubt, the Company’s obligations under this Agreement shall continue following any change in control of or other transaction involving the Company. In the event there is a change in the ownership or effective control of the Company (as determined pursuant to Section 409A of the Internal Revenue Code (the “Code”)), the Company shall create a “rabbi” trust dedicated solely to paying the cash amounts then owed to you pursuant to Section 2 of this Agreement, and shall fund such rabbi trust with cash equal to such cash amounts immediately prior to the consummation of such change in ownership or effective control.

21. Section 409A.

(a) This Agreement is intended to comply with Section 409A of the Code, and will be interpreted accordingly.

(b) To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that the Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section due to his status as a “specified employee”, the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive (with interest thereon) as described above on the date that is six months following his separation from service.

(c) Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(d) The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section. Without limiting the generality of the foregoing, the Executive shall notify the Company if he believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Executive to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with the Executive, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.

(e) Any amount that the Executive is entitled to be reimbursed for any business-related expenses borne by employee under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

[Remainder of page intentionally left blank]

22. Acknowledgement: By signing this Agreement, you acknowledge and adopt the following declaration:

I, Bedi Ajay Singh, acknowledge that I have carefully read and considered this Agreement; that I have been given the opportunity to review this Agreement with legal or other advisors of my choice; that I understand that by signing this Agreement I RELEASE legal claims and WAIVE certain rights; and that I freely and voluntarily consent to all terms of this Agreement with full understanding of what they mean. I further acknowledge and agree that I am signing this Agreement based solely on the statements contained herein and not in reliance on any statements made to me that are not set forth in this Agreement.

BEDI AJAY SINGH	NEWS CORPORATION

/s/ Bedi Ajay Singh	By:	/s/ Keisha Smith-Jeremie
Signature of Employee		Name: Keisha Smith-Jeremie Title: Chief Human Resources Officer

10